Exhibit 10.1

Mitek Systems, Inc. Executive Bonus Program - Fiscal 2017

Objective

The objective of the Mitek Executive Bonus Program (the “Program”) is to reward executives with an opportunity to earn a cash bonus for their contributions to the achievement of corporate goals during the fiscal year. This plan is intended to ensure a competitive total compensation opportunity and to foster a team effort in the attainment of corporate goals.

Program Design

The Program provides for the payment of an annual cash bonus that is based upon the percentage achievement of the fiscal 2017 annual revenue and/or non-GAAP net income targets set by the Board of Directors as well as individual performance goals.

Chief Executive Officer (CEO) and Chief Financial Officer (CFO) Bonus

Annual cash bonuses are computed as a percentage of the participant’s annualized salary earned during the 2017 fiscal year. The bonus targets for the CEO and CFO are equal to 80% and 50%, respectively, of their respective annualized salaries for fiscal 2017. The total annual cash bonus will be comprised of the following components: 50% based on revenue performance, 25% based on non-GAAP net income performance and 25% based on individual performance goals. The maximum bonus payable to the Company’s CEO and CFO is 150% of their respective bonus targets.

General Manager (GM) Bonus

The annual cash bonus target for the GM is equal to 100% of his annualized salary for fiscal 2017. Up to 87.5% of the bonus target is based upon achievement of certain financial metrics (revenue and non-GAAP net income) and the remaining 12.5% of the bonus target is based upon achievement of certain individual performance goals. The GM’s annual bonus will be paid quarterly based upon achievement of goals. The maximum bonus payable to the GM is 150% of his bonus target.

Eligibility

In order to be eligible for a bonus award, the participant must be employed by the Company for a minimum of a full quarter of the fiscal year for which an annual bonus is earned. Each participant will be paid after the close of the books and after the annual audit at the end of the 2017 fiscal year is substantially complete, and any bonus payable will be calculated pro rata to the number of days of employment with the Company during the 2017 fiscal year.

Limitations

The Program is administered by the Compensation Committee. Final authority and full discretion in all matters pertaining to the development, or amendment of the Program and the granting of any bonus award under the Program rests with the Compensation Committee.

Participation in the Program does not in any way imply a contractual relationship for employment or in any way alter the at-will employment relationship with the Company.